                                                            EXHIBIT 1.A3(a)
                                                        -------------------


                            DISTRIBUTION AGREEMENT
                            ----------------------

       AGREEMENT made this _______ day of __________________, by and between Lutheran Brotherhood, a fraternal benefit society organized under the laws of the state of Minnesota ("LB"), on its own behalf and on behalf of the LB Variable Insurance Account I (the "Variable Account"), and Lutheran Brotherhood Securities Corp., a Pennsylvania corporation ("LBSC").

                                  WITNESSETH:
                                  -----------

       WHEREAS, LB has established and maintains the Variable Account, a separate investment account, pursuant to the laws of Minnesota for the purpose of selling flexible premium variable life insurance contracts ("Contracts"), to commence after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission on Form S-6 pursuant to the Securities Act of 1933, as amended (the "1933 Act"); and

       WHEREAS, the Variable Account will be registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"); and

       WHEREAS, LBSC is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

       WHEREAS, LB and LBSC wish to enter into an agreement to have LBSC act as the Company's principal underwriter for the sale of the Contracts through the Variable Account;

       NOW, THEREFORE, the parties agree as follows:

       1.    APPOINTMENT OF THE DISTRIBUTOR
             LB agrees that during the term of this Agreement it will take all action which is required to cause the Contracts to comply as an insurance product and a registered security with all applicable federal and state laws and regulations. LB appoints LBSC and LBSC agrees to act as the principal underwriter for the sale of Contracts to the public, during the term of this Agreement, in each state and other jurisdiction in which such Contracts may lawfully be sold. LBSC shall offer the Contracts for sale and distribution at premium rates set by LB. Applications for the Contracts shall be solicited only by representatives duly and appropriately licensed or otherwise qualified for the sale of such Contracts in each state or other jurisdiction. LB shall undertake to appoint LBSC's qualified registered representatives as life insurance or annuity agents of LB. Completed applications for Contracts shall be transmitted directly to LB for acceptance or rejection in accordance with underwriting rules established by LB. Initial premium payments under the Contracts shall be made by check payable to LB and shall be held at all times by LBSC or its registered representatives in a fiduciary capacity and remitted promptly to LB. Anything in this Agreement to the contrary notwithstanding, LB retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of LB. LBSC shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

       2.    SALES AGREEMENTS
             LBSC is hereby authorized to enter into separate written agreements, on such terms and conditions as LBSC may determine not inconsistent with this Agreement, with one or more registered representatives who agree to participate in the distribution of Contracts. Such registered representatives shall be registered as securities agents with the NASD. LBSC and its registered representatives soliciting applications for Contracts shall also be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable blue sky laws of each state or other jurisdiction in which LB is authorized to offer the Contracts. LBSC shall have the responsibility for ensuring that its registered representatives are properly supervised. LBSC shall assume any legal responsibilities of LB for the acts, commissions or defalcations of such registered representatives insofar as they relate to the sale of the Contracts. Applications for Contracts solicited by LBSC through its registered representatives shall be transmitted directly to LB. All premium payments under the Contracts shall be made by check to LB and, if received by LBSC, shall be held at all times in a fiduciary capacity and remitted promptly to LB.

       3.    LIFE INSURANCE OR ANNUITY LICENSING
             LB shall be responsible for ensuring that the registered representatives are duly qualified under the insurance laws of the applicable jurisdictions to sell the Contracts.

       4.    SUITABILITY
             LB wishes to ensure that Contracts sold by LBSC will be issued to purchasers for whom the Contract will be suitable. LBSC shall take reasonable steps to ensure that the various registered representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a registered representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make the premium payments contemplated by the Contracts.

       5.    PROMOTION MATERIALS
             LB shall have the responsibility for furnishing to LBSC and its registered representatives sales promotion materials and individual sales proposals related to the sale of the Contracts. LBSC shall not use any such materials that have not been approved by LB.

       6.    COMPENSATION
             LB shall arrange for the payment of commissions directly to those registered representatives of LBSC who are entitled thereto in connection with the sale of the Contracts on behalf of LBSC, in the amounts and on such terms and conditions as LB and LBSC have determined, provided, however, that such terms, conditions and commissions as are set forth in or as are not inconsistent with the Prospectus included as part of the Registration Statement for the Contracts and effective under the 1933 Act. LB may, at its option, adjust the commissions paid for contracts and riders hereafter sold, by giving written notice to LBSC thirty days in advance of such change.

             LB shall reimburse LBSC for the costs and expenses incurred by LBSC in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement, in the initial sales efforts and the continuing obligations hereunder.

       7.    RECORDS
             LBSC shall have the responsibility for maintaining the records of representatives licensed, registered and otherwise qualified to sell the Contracts. LBSC shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records of LB, the Variable Account and LBSC shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by LBSC or in connection with this Agreement shall be the property of LB and shall be returned to LB upon termination of this Agreement, free from any claims or retention of rights by LBSC. LBSC shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if LB has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

       8.    INVESTIGATIONS AND PROCEEDINGS
             (a) LBSC and LB agree to cooperate fully in any insurance regulatory investigation, proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. LBSC and LB further agree to cooperate fully in any securities regulatory investigation, proceeding or judicial proceeding with respect to LB, LBSC, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. LBSC shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the LB's operations are being conducted in a manner consistent with any applicable law or regulation.

            (b) In the case of a written customer complaint, LBSC and LB will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

       9.    TERMINATION
             This Agreement shall terminate automatically upon its assignment by either party without the prior written consent of both parties. This Agreement may be terminated at any time by either party on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in paragraph 8 hereof.

       10.   REGULATION
             This Agreement shall be subject to the provisions of the 1933 Act, the 1940 Act and the Securities Exchange Act and the rules, regulations and rulings promulgated thereunder and of the applicable rules and regulations of the NASD, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

       11.   SEVERABILITY
             If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

       12.   APPLICABLE LAW
             This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        LUTHERAN BROTHERHOOD


                                        By
                                           ---------------------------------


                                        LUTHERAN BROTHERHOOD
                                        SECURITIES CORP.


                                        By
                                           ---------------------------------



#20760